Exhibit 99.1

Enfusion Welcomes New Addition to Board of Directors

Deirdre Somers joins as new member of Enfusion’s Audit and Nominating and Corporate Governance Committees

November 30, 2022

New York / London / Hong Kong —Enfusion, Inc. (NYSE: ENFN), a leading provider of cloud-native SaaS solutions for investment managers, today announced the appointment of global asset management and financial industry veteran Deirdre Somers to its Board of Directors, effective January 1, 2023. As part of her role, she will sit on the Audit and the Nominating and Corporate Governance Committees.

“I am delighted to be joining the Board at Enfusion,” said Somers. “It will be a privilege to support a great company delivering great technology at an interesting time in asset management globally.”

Based in Dublin, Ireland, Somers brings with her more than 30 years of experience in asset management, as the former CEO of a securities exchange and as an independent non-executive director, committee member, and chairman. She has both international experience and industry knowledge in financial products, market structure, and EU regulation as well as in corporate actions and public market transitions. Somers is currently an independent non-executive director (INED) and committee member of Aquis Exchange PLC, Blackrock iShares, Cancer Trials Ireland (Chair), Episode Inc, and Kenmare Resources plc.

“We are pleased to welcome Deirdre, and the significant experience she brings to Enfusion’s leadership team,” said Interim Chair of the Board, Kathleen DeRose. “We appreciate her global perspective and depth of financial markets expertise and look forward to working with Deirdre as we continue to build Enfusion’s global footprint within the investment management industry.”

"I am incredibly excited to welcome Mrs. Somers to Enfusion's Board of Directors. Deirdre brings with her an impressive operating, governance and oversight track record in the capital markets industry. I look forward to working closely with Deirdre as she broadens diversity and scope of skill sets and views at the Board level that will make an undeniable positive impact on Enfusion’s ability to scale globally.” said Oleg Movchan, Interim Chief Executive Officer and a Member of the Board of Directors.

Enfusion’s existing board of directors includes Brad Bernstein, Chairman Kathleen DeRose, Jan Hauser, Larry Leibowitz, Roy Luo, and Oleg Movchan.

About Enfusion

Enfusion's investment management software-as-a-service platform removes traditional information boundaries, uniting front-, middle- and back-office teams on one cloud-native system.

Through its software, analytics, and middle/back-office managed services, Enfusion creates enterprise-wide cultures of real-time, data-driven intelligence, boosting agility, and powering growth. Enfusion partners with over 800 investment managers from 10 global offices spanning four continents.

Source: Enfusion, Inc.

Source Code: ENFN-IR

Contacts

Media

Prosek Partners
pro-enfusion@prosek.com

Investors

Ignatius Njoku

investors@enfusion.com